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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-8 of our report dated February 23, 2001, relating to the financial statements, which appears in Universe2U Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. In addition, we acknowledge awareness of the use in Amendment No. 1 to the Registration Statement on Form S-8 of our report dated August 2, 2001 relating to the unaudited interim financial statements which appears in Universe2U Inc.'s Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2001.



/s/ Moore Stephens Cooper Molyneux LLP
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Moore Stephens Cooper Molyneux LLP
Toronto Ontario

September 17, 2001